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                                                                   EXHIBIT 12



                      Dean Foods Company and Subsidiaries
               Computation of Ratio of Earnings to Fixed Charges
               -------------------------------------------------



                                                                Fiscal Years Ending May
                                         1997            1996            1995             1994             1993
  Income (loss) before taxes           $145,723        $(69,395)        $136,388        $118,313         $114,759
                                     ----------------------------------------------------------------------------
              Fixed charges:
            Interest expense             25,150          28,120           22,397          15,471           14,888
            Debt issue costs                190             229              117             123              155
    Portion of rentals (33%)              9,605          10,142            8,270           6,997            7,653
                                     ----------------------------------------------------------------------------
         Total fixed charges             34,945          38,491           30,784          22,591           22,696
                                     ----------------------------------------------------------------------------
Earnings (loss) before taxes
           and fixed charges           $180,668        $(30,904)        $167,172        $140,904         $137,455
                                     ============================================================================

    Ratio of earnings (loss)
            to fixed charges                5.2            - (*)             5.4             6.2              6.1
                                     ============================================================================


(*) The Fiscal 1996 Ratio of Earnings to Fixed Charges is less than one-to-one due to the $150.0 million special charge included in "Income (Loss) before Taxes", resulting in $69,395 fixed charge coverage deficiency.





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